Date:	October 18, 2018

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS THIRD QUARTER 2018 EARNINGS

•	Q3 2018 net income of $5.8 million and diluted EPS of $0.66

•	Net interest margin of 3.51% for Q3 2018

•	Average shareholders’ equity of $215.1 million is 11.87% of average assets

•	Nonperforming assets to total assets 0.18% for Q3 2018

Danville, VA -- American National Bankshares Inc. (“American National”) (NASDAQ: AMNB), parent company of American National Bank and Trust Company, today announced net income of $5,785,000 for the third quarter of 2018 compared to $4,787,000 for the third quarter of 2017, a $998,000 or 20.8% increase. Basic and diluted net income per common share was $0.66 for the 2018 quarter compared to $0.55 for the 2017 quarter. Net income for the third quarter of 2018 produced annualized returns on average assets of 1.28%, on average equity of 10.76%, and on average tangible equity of 13.70%.
Net income for the first nine months of 2018 was $17,577,000 compared to $13,129,000 for the comparable period of 2017, a $4,448,000 or 33.9% increase. Basic and diluted net income per common share was $2.02 for the 2018 period compared to $1.52 for the 2017 period.
Financial Performance and Overview
Jeffrey V. Haley, President and Chief Executive Officer, reported, “We are very pleased to report net income for the quarter of $5.8 million, an increase of 20.8% over the comparable quarter of 2017. Net income for the nine months was $17.6 million, an increase of 33.9% over the comparable period of 2017. The main drivers of the increase for the quarter and the period were, as has been the case for the past few quarters, greater net interest income, lower loan loss provision and lower corporate income taxes.
“Net interest income has increased with greater earning assets, mostly loans, and increasing market rates.
“Earnings have also increased due to a significant reduction in loan loss provision. Provision expense in the third quarter of 2018 was $463,000 less than the comparable quarter of 2017. Our need for provision expense was reduced by three factors: loan balances outstanding were effectively flat during the period, continued strong asset quality metrics, and improvements in various qualitative factors we use in computing our allowance for loan losses.
“Also benefiting earnings was the substantial decrease in our corporate tax rate. The tax cut, enacted in December 2017, reduced our statutory rate to 21% from 35% and our effective rate to 20.2% from 31.5%.
“The balance sheet has grown in the last year. Year over year growth in loans was $36 million or 2.8%. However, net loans fell $5 million or 0.4% during the first nine months of 2018, primarily due to over $40 million in large commercial loan payoffs during the period. Current expectations for the remainder of 2018 and 2019 are for growth in loans at a moderate pace.
“Year over year growth in deposits was $42.9 million or 2.9%. Deposits fell $11.6 million or 0.8% during the first nine months of 2018. The year over year growth is mostly in non-maturity core deposits (noninterest bearing and money market accounts), which are the heart of our balance sheet. Our cost of interest bearing deposits for the third quarter was 0.73%, compared to 0.57% for the 2017 quarter.
“American National benefits from rising market interest rates. However, the yield on loans has been constrained by intense competition for high quality borrowers. On the other side of the balance sheet, after almost ten years of very low rates and as rates now rise customers are beginning to demand more yield for the use of their money. Our net interest margin for the current quarter was 3.51%, down five basis points from the prior year quarter, due in large portion to a decline in accretion income. As rates continue to move up, maintaining and protecting our net interest margin is a continuing strategic imperative.”
Haley concluded, “The fourth quarter got off to an outstanding start. On October 1, 2018, American National and HomeTown Bankshares Corporation (NASDAQ: HMTA - “HomeTown”), headquartered in Roanoke, Va., announced the signing of an agreement that calls for HomeTown to merge with American National in a transaction valued at approximately $95.6 million. The combination deepens American National’s footprint in the Roanoke MSA and creates a presence in the New River Valley. Upon completion of the merger, American National will have eight offices in the combined Roanoke/New River Valley markets with total deposits of over $700 million. Based on financial results as of June 30, 2018, the combined company will have approximately $2.4 billion in assets, $1.8 billion in loans, and $2.0 billion in deposits.
“Roanoke and Franklin County are already important markets for our company and the addition of the New River Valley market is an exciting growth opportunity. The combination of HomeTown and American National will create a company that is better positioned to serve the needs of those communities. We believe in community banking and focus on accessible, responsive, and friendly community-based services. By combining our highly qualified and dedicated teams, we believe we will be the community bank of choice for businesses and individuals in this area. We feel so strongly that our combined organization will be able to offer a hometown banking platform for each of our ten regions in Virginia and North Carolina that we will change our tag line to ‘Welcome to Hometown Banking.’”
Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.
For the quarter ended September 30, 2018, average shareholders’ equity was 11.87% of average assets, compared to 11.79% for the quarter ended September 30, 2017.

Book value per common share was $24.79 at September 30, 2018, compared to $24.31 at September 30, 2017.
Tangible book value per common share was $19.65 at September 30, 2018, compared to $19.09 at September 30, 2017.
Credit Quality Measurements
Non-performing assets ($2,238,000 of non-performing loans, $74,000 of 90 day past due and accruing loans, and $916,000 of other real estate owned) represented 0.18% of total assets at September 30, 2018, compared to 0.29% at September 30, 2017.
Annualized net recoveries to average loans were three basis points (0.03%) for the 2018 third quarter compared to net charge offs of seven basis points (0.07%) for the same quarter in 2017.
Other real estate owned was $916,000 compared to $2,101,000 at September 30, 2017, a decrease of $1,185,000 or 56.4%.
Acquisition Related Financial Impact
The acquisition accounting adjustments related to our 2011 and 2015 acquisitions have had and continue to have a positive impact on net interest income and income before income tax. The impact of these adjustments is summarized below (dollars in thousands):

For the quarter ended September 30,	2018	2017
Net Interest Income	$198	$557
Income Before Income Taxes	$142	$477

For the nine months ended September 30,	2018	2017
Net Interest Income	$1,002	$1,586
Income Before Income Taxes	$792	$1,138

The third quarter of 2018 includes $59,000 in cash basis accretion income related to the early payoff of several acquired loans, compared to $333,000 for the comparable quarter of 2017.
The positive financial impact of these merger related accounting adjustments will continue to decline in upcoming quarters.

Net Interest Income
Net interest income before the provision for loan losses increased to $14,751,000 in the third quarter of 2018 from $14,338,000 in the third quarter of 2017, an increase of $413,000 or 2.9%.
For the 2018 quarter, the net interest margin was 3.51% compared to 3.56% for the same quarter in 2017, a decrease of five basis points (0.05%). The decrease in net interest margin was driven mostly by higher cost of funds.
Provision for Loan Losses and Allowance for Loan Losses
Provision expense for the third quarter of 2018 was a negative $23,000 compared to $440,000 for the third quarter of 2017. The third quarter 2018 negative provision was related to adjustments on the specific reserves for several impaired loans.
The allowance for loan losses as a percentage of total loans was 1.02% at September 30, 2018 compared to 1.07% at September 30, 2017.
Net loans outstanding fell during the third quarter by $8.2 million or 0.6%. The need for additions to the allowance for loan losses was also reduced by improvement in various qualitative factors used in the determination of the allowance, notably national and local economic conditions, and loan volume.
Noninterest Income
Noninterest income totaled $3,380,000 in the third quarter of 2018, compared with $3,804,000 in the third quarter of 2017, a decrease of $424,000 or 11.1%. The major driver of the decrease was a $337,000 gain reflected in the 2017 quarter from the sale of a bank owned commercial lot.
Noninterest Expense
Noninterest expense totaled $10,904,000 in the third quarter of 2018, compared to $10,710,000 in the third quarter of 2017, an increase of $194,000 or 1.8%. The major driver of the increase was a $213,000 or 4.2% increase in salaries, mostly related to adjustments of fringe benefit accruals.

About American National
American National is a multi-state bank holding company with total assets of approximately $1.8 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 24 banking offices and two loan production offices. American National Bank also manages an additional $857 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.
Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated performance of American National and the benefits of the proposed merger with HomeTown, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. American National intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. American National’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could have a material effect on the operations and future prospects of American National and the resulting company after the proposed merger with HomeTown, include but are not limited to: (1) the businesses of American National and/or HomeTown may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected; (6) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S.

Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (7) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in the companies’ respective market areas; (8) the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (9) accounting principles, policies, and guidelines; and (10) other risk factors detailed from time to time in filings made by American National with the Securities and Exchange Commission. American National undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.